Exhibit 99.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of April 7, 2008 by and between DDi Corp., a Delaware corporation, on behalf of itself and any and all of its subsidiaries (together, the “Company”), and Gerald P. Barnes (“Executive”).

Recitals

A. Prior to the date of this Agreement, Executive has been serving as the Senior Vice President – Sales of the Company.

B. The Company desires to employ the Executive from the date set forth above (the “Effective Date”) until the Executive’s employment is terminated in accordance with the terms of this Agreement, and Executive is willing to be employed by Company during that period, on the terms and subject to the conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, the parties agree as follows:

1. Position and Duties. During the term of this Agreement, Executive will be employed by the Company to serve as Senior Vice President – Sales, reporting to Company’s Chief Executive Officer. Executive’s work will be based out of the Company’s corporate headquarters in Southern California, although such duties will require frequent travel. At some point in the future, the Company will agree to permit Executive to relocate his principal business location to the east coast of the United States.

2. Standards of Performance. Executive will at all times faithfully, industriously and to the best of his ability, experience and talents perform all of the duties required of and from him pursuant to the terms of this Agreement. Executive will devote his full business energies and abilities and all of his business time to the performance of his duties hereunder and will not, without the Company’s prior written consent, render to others any service of any kind (whether or not for compensation) that, in the Company’s sole but reasonable judgment, would or might interfere with the full performance of his duties hereunder. In no event will Executive engage in any activities that could reasonably create a conflict of interest or the appearance of a conflict of interest. Executive shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time to time.

3. Salary, Benefits and Other Compensation.

(a) Base Salary. As an annual base salary (“Base Salary”) for all services rendered pursuant to this Agreement, Executive will be paid an initial Base Salary in the gross amount of Two Hundred Fifty Thousand Dollars ($250,000) calculated on an annualized basis, less necessary withholdings and authorized deductions, and payable pursuant to the Company’s regular payroll practices at the time. The Base Salary is subject to periodic review not less frequently than annually within the first three months after the end of the next successive fiscal year, and to increase (but not decrease) as approved by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”), or, if the Company’s Board of Directors (“Board”) desires to approve increases to the Base Salary, the Board, in the sole discretion of the Compensation Committee or the Board, as applicable.

(b) Incentive Bonuses. During the term of Executive’s employment under this Agreement, Executive will be eligible to participate in all bonus plans applicable to senior executives of the Company established by the Board, subject to the terms and conditions of any such plans. The target amount of incentive bonuses will be determined by the Compensation Committee, and will be tied to the Company’s achievement of financial objectives established by the Board and individual performance objectives to be established annually by the Compensation Committee. For the avoidance of doubt, incentive bonuses will be payable only if financial and performance objectives established by the Board and the Compensation Committee are achieved. Executive must be employed by the Company as of the eligibility date established by the Compensation Committee for a given fiscal year to be eligible for consideration for an incentive bonus for that year. Incentive bonuses will be paid out according to the terms of the applicable bonus plan, if any, but in no event later than the end of the first quarter of the fiscal year that immediately follows the fiscal year to which the bonus relates.

(c) Equity Awards. Executive will be entitled to stock options, grants of restricted stock or other equity-based compensation commensurate with Executive’s position and level of responsibility, as determined from time-to-time by the Compensation Committee and/or the Board.

(d) Paid Time Off and Benefits. Executive will accrue paid time off for vacation at the rate of 3 weeks per year. Except for emergencies or other unanticipated events, the days selected for Executive’s vacation must be mutually agreeable to the Company and to Executive. Executive will accrue paid time off for illness pursuant to the Company’s regular policies. In addition, Executive is entitled to participate in any plans regarding benefits of employment, including pension, profit sharing, group health, disability insurance and other employee welfare benefit plans now existing or hereafter established to the extent that Executive is eligible under the terms of such plans and if the other executive officers of the Company generally are eligible to participate in such plan. The Company may, in its sole discretion and from time to time, establish additional senior management benefit plans as it deems them appropriate. Executive understands that any such plans may be modified or eliminated in the Company’s sole discretion in accordance with applicable law.

(e) Reimbursement of Business Expenses. The Company will promptly reimburse Executive for reasonable, customary and documented out-of-pocket business expenses in connection with the performance of Executive’s duties under this Agreement, and in accordance with the policies and procedures established by the Company. Executive must submit proper documentation for each such expense within 120 days after the later of (a) Executive’s incurrence of such expense or (b) Executive’s receipt of the invoice for such expense. If such expense qualifies hereunder for reimbursement, then the Company will reimburse Executive for that expense in accordance with the Company’s practice but not later than sixty (60) days thereafter.

(f) Automobile Allowance. The Company will pay Executive an automobile allowance in the amount of $850 per month, less taxes and required withholdings.

(g) Sarbanes-Oxley Act Loan Prohibition. To the extent that any Company benefit, program, practice, arrangement or this Agreement would or might otherwise result in Executive’s receipt of an illegal loan (the “Loan”), the Company shall use commercially reasonable efforts to provide Executive with a substitute for the Loan that is lawful and of at least equal value to Executive. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to Executive or provide him a substitute for it.

4. Term and Termination of Employment. Executive will be employed for no specific term and until terminated pursuant to the terms of this Agreement.

5. Payments Upon Termination.

(a) In the event of Executive’s termination from employment, Executive will be entitled to receive payment of the following: (i) all earned but unpaid compensation (including expense reimbursements) through the date of termination; (ii) accrued but unused vacation paid to the extent required by applicable law through the date of termination; (iii) any benefits to which he or his estate may be entitled pursuant to the Company’s benefit plans; and (iv) when otherwise due, any unpaid cash bonus payments earned and payable with respect to the fiscal year immediately preceding the date of termination, under the respective terms of the plans or arrangements providing for such bonuses. Except as specifically provided below, Executive shall not be entitled to receive any other amount or benefit; provided, however, that nothing in this Agreement shall waive or terminate any rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws or separate indemnification agreement, as applicable.

(b) Termination for Cause. The Company may terminate Executive’s employment at any time and without prior notice, written or otherwise, for Cause, except for such notice required in this Section 5(b). As used in this Agreement, “Cause” shall mean any of the following conduct by Executive: (i) material breach of this Agreement or of a material written policy of the Company or of a law, rule or regulation applicable to the Company or its operations; provided that in the case of a material breach of the Agreement or a material written policy of the Company, the Board provides Executive with written notice of the breach and a reasonable opportunity to cure of not less than sixty (60) days, as long as the breach may be cured; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties of his position, in any such case following written notice from the Board and a reasonable opportunity to cure of not less than sixty (60) days; (iii) dishonesty, self-dealing, fraud or similar misconduct that results in Executive receiving a material and improper personal benefit at the expense of the Company; or (iv) conviction of, or plea of nolo contendere to, a felony, a crime of falsehood, or a crime involving fraud or moral turpitude that in the reasonable judgment of the Board substantially and adversely affects the reputation of the Company. In the event of termination for Cause, Executive will be entitled only to payment of those benefits listed in Section 5(a).

(c) Termination Due to Disability. If Executive becomes unable, due to physical or mental illness or injury, to perform the essential duties of his position for 180 consecutive calendar days or more (“Disability”), the Company has the right to terminate Executive’s employment on 30 days written notice. If, during the 21 days following Executive’s termination of employment for Disability, Executive signs and does not thereafter properly revoke the separation agreement and general release attached as Exhibit A, then, in addition to the payment of those benefits listed in Section 5(a), (i) Executive will be entitled to receive an amount equal to the pro-rata portion of any bonus payments that would have been due to the Executive under Section 3(b) of this Agreement had Executive been employed by the Company as of the last day of the fiscal year during which such termination occurred, calculated as the product of the bonus (as determined pursuant to Section 3(b)) multiplied by a fraction, the numerator equal to the number days from the start of the applicable fiscal year through the termination date of Executive’s employment with the Company, and the denominator being 365, and (ii) the number of outstanding unvested stock options and restricted stock previously granted to Executive that would have vested had the Executive remained employed during the 12 months following the termination of Executive’s employment shall vest upon such termination, and the post-termination exercise period for all of Executive’s stock options shall be extended until the one-year anniversary of the termination date (or their expiration date if earlier). Such amounts payable under this subsection (c) shall be paid promptly after the date that all bonus payments to other eligible employees are made for the applicable period, subject to Section 17 below. Nothing in this Section 5(c) shall reduce any right Executive may otherwise have to receive any disability benefits under any Company-sponsored disability plan.

(d) Termination Due to Death. Executive’s employment pursuant to this Agreement shall be immediately terminated without notice by the Company upon the death of the Executive. If Executive should die while actively employed pursuant to this Agreement, then, in addition to the payment of those benefits listed in Section 5(a), (i) the Company will pay to his estate or designated beneficiaries an amount equal to the pro-rata portion of any bonus payments that would have been due to the Executive under Section 3(b) of this Agreement had Executive been employed by the Company as of the last day of the fiscal year during which such termination occurred, calculated as the product of the bonus (as determined pursuant to Section 3(b)) multiplied by a fraction, the numerator equal to the number days from the start of the applicable fiscal year through the termination date of Executive’s employment with the Company, and the denominator being 365, and (ii) the number of outstanding unvested stock options and restricted stock previously granted to Executive that would have vested had the Executive remained employed during the 12 months following Executive’s death shall vest upon such termination, and the post-termination exercise period for all of Executive’s stock options shall be extended until the one-year anniversary of Executive’s death (or their expiration date if earlier). Such amounts payable under this subsection (d) shall be paid shall be paid promptly after the date that all bonus payments to other eligible employees are made for the applicable period, subject to Section 17 below.

(e) Termination Other than for Cause. The Company may terminate Executive’s employment without Cause (as defined in this Agreement) at any time and without prior notice, written or otherwise. If the Company terminates Executive’s employment for other than Cause, Disability or death, then, in addition to the payment of those benefits listed in Section 5(a), and subject to the other provisions of this Agreement, Executive will be entitled to:

(i) payment of an amount equal to the Base Salary Executive would have earned over the next 12 months (the “Severance Period”) (less necessary withholdings and authorized deductions) at his then current Base Salary rate (“Severance Payment”), provided, however, that this Severance Payment will be distributed to Executive as follows:

(1)	a lump sum amount equal to 1/12th of the Severance Payment, 30 days after the date Executive’s employment terminated, subject to Section 17 below; and

(2)	the balance of the Severance Payment shall be paid in approximately equal installments over the remainder of the Severance Period on the Company’s regular paydays commencing on the first regular payday of the second month following the termination of Executive’s employment, subject to Section 17 below; and

(ii) an amount equal to the pro-rata portion of any bonus payments that would have been due to the Executive under Section 3 (b) of this Agreement had Executive been employed by the Company as of the eligibility date for the fiscal year during which such termination occurred, calculated as the product of the bonus (as determined pursuant to Section 3(b)) multiplied by a fraction, the numerator equal to the number days from the start of the applicable fiscal year through the termination date of Executive’s employment with the Company, and the denominator being 365, and payable promptly after the date that all bonus payments to other eligible employees are made for the applicable period, subject to Section 17 below;

(iii) reimbursement of insurance premiums payable to continue Executive’s group health (for Executive and his spouse and eligible dependents), at the level in effect and upon substantially the same terms and conditions as existed under applicable insurance plans immediately prior to the date of termination of employment (including without limitation contributions required by Executive, if any, for such benefits), for the Severance Period, including coverage pursuant to the provisions of COBRA, if applicable; and

(iv) the number of outstanding unvested stock options and restricted stock previously granted to Executive that would have vested had the Executive remained employed during the Severance Period shall vest upon such termination, and the post-termination exercise period for all of Executive’s stock options shall be extended until the one-year anniversary of the termination date (or their expiration date if earlier).

Executive shall not receive the payments and benefits under subsections (i)-(iv), above, unless, during the 21 days following Executive’s termination of employment, Executive signs and does not thereafter properly revoke, the separation agreement and general release attached as Exhibit A. In addition, if Executive accepts other employment within the Severance Period, the Company’s obligation under (iii) above to reimburse premiums for continuation of group health insurance coverage will be extinguished as of the date the Executive becomes covered under the group health plan of the Executive’s new employer.

If within 12 months following a Change of Control, (A) Executive’s employment is terminated without Cause, or (B) Executive terminates Executive’s employment for Good Reason as a result of such Change of Control, then, in lieu of the pro- rated bonus payable under subsection (ii), above, Executive shall be entitled to an amount equal to 100% of the target amount of incentive bonuses that would have been available to be earned by the Executive under Section 3(b) of this Agreement for the fiscal year during which such termination occurred.

(f) Voluntary Termination for Good Reason. Executive may terminate this Agreement and his employment for Good Reason (as defined in this Agreement) by giving written notice of such termination to the Board, which termination will become effective on the 31st day following receipt. As used in this Agreement, “Good Reason” shall mean the occurrence of one or more of the following: (i) a material reduction in Executive’s base annual salary; (ii) involuntary relocation of primary work location more than 50 miles from the current location; (iii) the Company materially breaches this Agreement; or (iv) in the event of a Change in Control, the successor to the Company fails to offer Executive a position having duties, responsibilities, compensation and benefits substantially similar to those enjoyed by Executive immediately preceding the Change in Control (namely, being responsible for the Company’s North American sales function) or there is any change in the reporting structure so that the Executive is required to report to any person other than the Company’s Chief Executive Officer. If Executive resigns for Good Reason, then, in addition to the payment of those benefits listed in Section 5(a), Executive will be entitled to the benefits set forth in subsection 5(e) of this Agreement, as applicable, on the same conditions that apply to those benefits, specifically including, but not limited to, the condition that, during the 21 days following Executive’s termination of employment, Executive signs, and does not thereafter properly revoke, the separation agreement and general release attached as Exhibit A. However, an event that is or would constitute Good Reason shall cease to constitute Good Reason if: (A) Executive does not provide the Company with notice of his intent to terminate this Agreement and his employment and a description of the event that he believes constitutes Good Reason within 12 months after the event occurs; or (B) the Company reverses the action or cures the default that constitutes Good Reason within 30 days after Executive provides the notice described in (A).

As used in this Agreement, a “Change in Control” shall mean any of the following events:

(i) the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than (A) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or (B) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities of such entity (an “Affiliate”), of any securities of the Company, immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of (X) the outstanding shares of common stock of the Company or (Y) the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors.

(ii) the Company is a party to a merger or consolidation, or series of related transactions, with a person other than an Affiliate, which results in the holders of voting securities of the Company outstanding immediately before such merger or consolidation failing to continue to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation; or

(iii) all or substantially all of the assets of the Company are, in any transaction or series of transactions, sold or otherwise disposed of (or consummation of any transaction, or series of related transactions, having similar effect), other than to an Affiliate;

provided, however, that in no event shall a “Change in Control” be deemed to have occurred for purposes of this Agreement solely because the Company engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more Affiliates.

(g) Voluntary Resignation Without Good Reason. In the event that the Executive resigns for other than Good Reason as defined above in Section 5(f), Executive will be entitled only to payment of those benefits listed in Section 5(a). The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Executive with respect to the fiscal year in which such termination date occurs), or severance payment of any kind.

6. Proprietary Information Obligations.

(a) Proprietary Information and Confidentiality. During the term of Executive’s employment, Executive will have access to and become acquainted with Company confidential and proprietary information (together “Proprietary Information”), including but not limited to information or plans concerning the Company’s customer relationships; personnel; sales, marketing and financial operations and methods; trade secrets, formulae, devices; secret inventions; processes; and other compilations of information, records, and specifications. Executive will not disclose any of the Proprietary Information directly or indirectly, or use it in any way, either during the term of this Agreement or at any time thereafter, except as reasonably required or specifically requested in the course of his employment with the Company or as authorized in writing by the Company. Notwithstanding, Proprietary Information does not include information that is otherwise publicly known or available, provided it has not become public as a result of Executive’s breach of this Agreement or any other agreement to keep it confidential. It is not a breach of this Agreement for Executive to disclose Proprietary Information pursuant to order of a court or other governmental or legal body, however Executive must give the Company written notice of any request to disclose Proprietary Information within five days of receiving such a request in order to allow the Company time to take proper action to attempt to prevent such a disclosure. All files, records, documents, computer-recorded or electronic information, drawings, specifications, equipment, and similar items, in each case relating to Company business, whether prepared by Executive or otherwise coming into his possession, will remain the Company’s exclusive property and will not be removed from Company premises under any circumstances whatsoever without the Company’s prior written consent, except when, and only for the period, necessary to carry out Executive’s duties hereunder, and if removed, will be immediately returned to the Company on termination of employment, and Executive will keep no copies thereof.

(b) Inventions Agreement and Assignment.

(i) Executive hereby agrees to disclose promptly to the Company (or any persons designated by it) all developments, designs, creations, improvements, original works of authorship, formulas, processes, know-how, techniques and/or inventions (hereinafter referred to collectively as “Inventions”) (A) which are made or conceived or reduced to practice by Executive, either alone or jointly with others, in performing his duties during the period of Executive’s employment by the Company, that relate to or are useful in the present or future business of the Company; or (B) which result from tasks assigned to Executive by the Company, or from Executive’s use of the premises or other resources owned, leased or contracted by the Company.

(ii) Executive agrees that all such Inventions which the Company in its discretion determines to be related to or useful in its business or its research or development, or which result from work performed by Executive for the Company, will be the sole and exclusive property of the Company and its assigns, and the Company and its assigns will have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries. Executive further agrees to assist the Company in every reasonable way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries. To that end, Executive will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefor and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or to persons or entities designated by the Company. Should the Company be unable to secure Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright or other right or protection relating to any Invention, whether due to his mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in his behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights or other rights or protections with the same force and effect as if executed and delivered by Executive. Executive’s obligations under this subsection will continue beyond the termination of Executive’s employment with the Company, but the Company will compensate Executive at a reasonable rate after such termination for time actually spent by Executive at the Company’s request in providing such assistance.

(iii) Executive hereby acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’s employment which are protectable by copyright are “works for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

(iv) Any provision in this Agreement requiring Executive to assign Executive’s rights in any Invention to the Company will not apply to any invention that is exempt under the provisions of California Labor Code Section 2870, which provides:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

(c) Non-Solicitation, Non-Interference. While employed by the Company, Executive agrees not to solicit, attempt to solicit or accept business from, either directly or indirectly, any vendor, customer, client, or supplier of the Company (including affiliates) which has or could reasonably be expected to have a material adverse effect on such vendor’s, customer’s, client’s or supplier’s relationship with the Company. While employed by the Company, and thereafter for the duration of the Severance Period, Executive agrees not to induce or attempt to induce any then existing employee or contractor to leave their employment with or service to the Company (including affiliates), or to employ or seek to employ any such person who was employed by or a consultant to the Company during the preceding three (3) months, provided that the latter restriction shall not apply with respect to any person involuntarily terminated by the Company, and provided further that this exception shall not release any such person from his/her obligations to the Company (including affiliates).

(d) Non-disparagement. Executive agrees not to criticize, denigrate, or otherwise disparage the Company, the Company’s affiliates, or any of the Company’s products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research. The Company agrees not to authorize or condone derogatory or disparaging statements about the Executive to any third party, including by press release or other formally released announcement. Nothing in this subsection shall prohibit Executive or the Company or the Board, or any of their employees or members from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

(e) Return of Materials. In the event of termination of Executive’s employment for any reason, Executive will promptly deliver to the Company all Company equipment (including, without limitation, any cellular phones, beeper/pagers, computer hardware and software, fax machines and other tools of the trade) and all originals and copies of all documents, including without limitation, all books, customer lists, forms, documents supplied by customers, records, product lists, writings, manuals, reports, financial documents and other documents or property in Executive’s possession or control, which relate to the Company’s business in any way whatsoever, and in particular to customers of the Company, or which may be considered to constitute or contain Proprietary Information as defined herein, and Executive will neither retain, reproduce, nor distribute copies thereof (other than copies of Executive’s rolodex or similar address and telephone directories).

(f) No Work For Certain Key Competitors. Executive acknowledges that work for certain of the Company’s key competitors necessarily will place the Company’s Proprietary Information at the greatest risk of use or disclosure and that such use or disclosure would result in serious harm to the Company. Therefore, Executive agrees that for the Severance Period he will not perform any executive management, technical design, or supervisory services in the United States for the Company’s key competitors as set forth in Exhibit B hereto.

(g) Remedies for Breach.

(i) The Company’s exclusive remedy for a breach of Section 6(f) of this Agreement shall be that the Company’s obligation to pay any unpaid portion of the severance benefits (as set forth in Sections 5(b) – 5(f) of this Agreement will be extinguished.

(ii) Executive acknowledges that any breach by Executive of this Sections 6(a) – 6(e) would cause the Company irreparable injury and damage for which monetary damages are inadequate. In the event of a breach or a threatened breach of this Sections 6(a) – 6(e), the Company will be entitled to seek an injunction restraining such breach. In addition, in the event of a breach of this Section 6, the Company’s obligation to pay any unpaid portion of the severance benefits (as set forth in Sections 5(b) – 5(f) of this Agreement will be extinguished. Except as set forth in Section (6)(g)(i) above, nothing contained herein will be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or such threatened breach. Executive has carefully read and considered these restrictions and agrees they are fair and reasonable restrictions on Executive and are reasonably required for the protection of the interests of the Company. Executive agrees not to circumvent the spirit of these restrictions by attempting to accomplish indirectly what Executive is otherwise restricted from doing directly. Executive agrees that the restrictions in subsections (c) and (f), above, are reasonable and necessary to protect the Company’s trade secrets and that they do not foreclose Executive from working in the printed circuit board manufacturing and assembly industry generally or for any employer outside of the United States, but only from working for key competitors in the United States that will necessarily place the Company’s trade secrets at the greatest risk of use or disclosure. To the extent that any of the provisions in this Section 6 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law. Executive further agrees that if any portion of this Section 6 is held to be unenforceable, that the remaining provisions of it shall be enforced as written.

7. Insurance and Indemnification. The Company will indemnify Executive to the fullest extent permitted by applicable law. While employed by the Company, and thereafter to the extent provided to the Company’s other senior executives, the Company shall, at its cost, provide insurance coverage to Executive at least to the same extent as other senior executives of the Company with respect to officers and directors liability. The foregoing rights conferred upon Executive shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or bylaws of the Company, agreement, vote of the stockholders or directors or otherwise.

8. Interpretation, Governing Law and Exclusive Forum. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (excluding any that mandate the use of another jurisdiction’s laws). Any arbitration (unless otherwise mutually agreed), litigation or similar proceeding with respect to such matters only may be brought within California, and all parties to this Agreement consent to California’s jurisdiction.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes any prior agreements or understandings. Whether oral or written, express or implied, with respect to the subject matter of this Agreement.

10. Severability. In the event that one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such holding shall not impair the validity, legality or enforceability of the remaining provisions herein.

11. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise as provided in this Section 11) which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

12. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by hand delivery, facsimile, telecopy, overnight courier service, or by United States certified or registered mail, return receipt requested, postage prepaid. Each such notice, request, demand or other communication shall be effective (i) if delivered by hand or by overnight courier service, when delivered at the address specified at the addresses set forth on the signature page hereto; (ii) if given by facsimile or telecopy, when such facsimile or telecopy is transmitted to the facsimile or telecopy number specified at the addresses set forth on the signature page hereto and confirmation is received if during normal business hours on a business day, otherwise, on the next business day; and (iii) if given by certified or registered mail, postage prepaid, on the third business day following deposit in the United States mail. Notices shall be addressed to the parties at the addresses set forth on the signature page hereto (or at such other address or fax number as either party may from time to time specify in writing by giving notice as provided herein). Notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

13. Dispute Resolution. The parties hereto agree that all disputes, claims or controversies (except for injunctive relief sought by either party) between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, and any director, shareholder or employee of the Company or its affiliated entities who agrees to the dispute resolution procedures in this Section 13, including any dispute, claim or controversy arising from or otherwise in connection with this Agreement and/or Executive’s employment with the Company, will be resolved as follows:

(a) Prior to initiating any other proceeding, the complaining party will provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief. The responding party shall within forty-five (45) days furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents.

(b) If the matter is not resolved by the exchange of statements of claim and statements of response as provided herein, the parties shall submit the dispute to non-binding mediation, the cost of the mediator to be paid by the Company, before a mediator and/or service to be jointly selected by the parties. Each party will bear its own attorney’s fees, costs and witness fees.

(c) If the parties cannot agree on a mediator and/or if the matter is not otherwise resolved by mediation, any controversy or claim arising out of or relating to this Agreement or breach thereof shall be settled by final and binding arbitration in the county in which the Executive last worked, or elsewhere as mutually agreed by the parties, by a single arbitrator pursuant to the Employment Dispute Rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or such other service as the parties may mutually agree upon. The parties may conduct discovery to the extent permitted in a court of law; the arbitrator will render an award together with a written opinion indicating the bases for such opinion; and the arbitrator will have full authority to award all remedies that would be available in court. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own attorney’s fees and costs, unless the claim is based on a statute that provides otherwise. The Company will pay the arbitrator’s fees and any administrative expenses of the arbitration service.

(d) EXECUTIVE AND THE COMPANY AGREE THAT THIS ARBITRATION PROCEDURE WILL BE THE EXCLUSIVE MEANS OF REDRESS FOR ANY DISPUTES BETWEEN THEM (EXCEPT FOR ANY INJUNCTIVE RELIEF SOUGHT BY EITHER PARTY), INCLUDING ANY RELATING TO OR ARISING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM, DISPUTES OVER ALLEGEDLY UNPAID WAGES, BREACH OF CONTRACT OR TORT, VIOLATION OF PUBLIC POLICY, RIGHTS PROVIDED BY FEDERAL, STATE OR LOCAL STATUTES, REGULATIONS, ORDINANCES, AND COMMON LAW, LAWS THAT PROHIBIT DISCRIMINATION BASED ON ANY PROTECTED CLASSIFICATION, AND ANY OTHER STATUTES OR LAWS RELATING TO EXECUTIVE’S RELATIONSHIP WITH THE COMPANY. THE FOREGOING NOTWITHSTANDING, CLAIMS FOR WORKERS’ COMPENSATION BENEFITS OR UNEMPLOYMENT INSURANCE, OR ANY OTHER CLAIMS WHERE MANDATORY ARBITRATION IS PROHIBITED BY LAW, ARE NOT COVERED BY THIS ARBITRATION PROVISION. THE PARTIES EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL, AND AGREE THAT THE ARBITRATOR’S AWARD SHALL BE FINAL AND BINDING ON BOTH PARTIES. THIS ARBITRATION PROVISION IS TO BE CONSTRUED AS BROADLY AS IS PERMISSIBLE UNDER APPLICABLE LAW.

14. Representations. Each person executing this Agreement hereby represents and warrants on behalf of himself and of the entity/individual on whose behalf he is executing the Agreement that he is authorized to represent and bind the entity/individual on whose behalf he is executing the Agreement. Executive specifically represents and warrants to the Company that: he is not now under any contractual or other obligations that are inconsistent or in conflict with this Agreement or that would prevent, limit or impair Executive’s performance of his obligations under this Agreement.

15. Amendments and Waivers. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Executive and a duly authorized Company officer. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

16. Golden Parachute Limitation. Executive agrees that the payments and benefits under this Agreement, and all other contracts, arrangements or programs that apply to him, shall not, in the aggregate, exceed the maximum amount that may be paid to Executive without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, Executive’s benefits shall be cut back in the priority order reasonably designated by the Company. If an amount in excess of the limits set forth in this Section 16 is paid to Executive, Executive agrees to repay the excess amount to the Company upon demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B). The Company and Executive agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits Executive receives.

17. Section 409A Compliance.

(a) If any amounts that become due under this Agreement on account of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A (“Section 409A”), payment of such amounts shall not commence until Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time of Executive’s separation from service, Executive is a “specified employee” (under Internal Revenue Code Section 409A), any such amounts will not be paid until after the first business day of the seventh month after Executive’s separation from service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Employee shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay.

(b) This Agreement is intended to comply with or be exempt from Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Section 409A. To the extent that any regulations or other guidance issued under Section 409A (after application of the previous sentence) would result Executive being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which such amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by Executive and the Company, provided it does not increase the overall expense to the Company in providing the benefits.

18. U.S. Citizenship and Immigration Services. Executive agrees to timely file all documents required by the Department of Homeland Security to verify his identity and lawful employment in the United States.

19. Taxes. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings. The Executive shall be responsible for all taxes, interest, or penalties imposed on him with respect to any payments or benefits under this Agreement including, but not limited to, any such taxes, interest, or penalties under Internal Revenue Code Section 409A. The Executive represents that the Executive has consulted with attorneys and other professional advisors to the extent the Executive desired to do so.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

21. Survivability. The provisions of Sections 6 – 17 and 19 shall survive the termination or expiration of this Agreement or Executive’s employment.

EXECUTIVE ACKNOWLEDGES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND HIM RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT (INCLUDING THE AGREEMENT SET FORTH AS AN EXHIBIT) AND THAT HE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT (INCLUDING THE AGREEMENT SET FORTH AS AN EXHIBIT), THAT HE UNDERSTANDS ALL OF SUCH AGREEMENTS, AND THAT HE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS SUCH AGREEMENTS WITH HIS PRIVATE LEGAL COUNSEL AND HAS AVAILED HIMSELF OF THAT OPPORTUNITY TO THE EXTENT HE WISHED TO DO SO. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT HE IS GIVING UP HIS RIGHT TO A JURY TRIAL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

COMPANY:	DDi CORP.

	By:	/s/ Mikel H. Williams
	Name:	Mikel H. Williams
	Title:	President & Chief Executive Officer

Address for Notices:	DDi Corp. 1220 Simon Circle Anaheim, California 92806 Attn: General Counsel Fax No. (714) 688-7644

EXECUTIVE:	/s/ Gerald P. Barnes
Gerald P. Barnes

Address for Notices:

Fax No.

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between Gerald P. Barnes, an individual (the “Executive”), and DDi Corp., a Delaware corporation, on behalf of itself and all of its subsidiaries (collectively, “the Company”).

Recitals

A. The Executive has been employed by the Company pursuant to an Employment Agreement by and between the Company and the Executive effective as of April _, 2008 (the “Employment Agreement”), serving as Senior Vice President – Sales of the Company; and

B. The Executive’s employment with the Company and any of its parents, direct or indirect subsidiaries, affiliates, divisions or related entities (collectively referred to herein as “the Company and its Related Entities”) will be ended on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth day after it has been executed by both of the parties (the “Effective Date”).

2. End of Employment. The Executive’s employment with the Company and its Related Entities has ended or will end, effective as of [•] Pacific Time, on [•] (the “Termination Date”). The Executive resigns as a director and/or officer of the Company and its Related Entities effective as of [•] Pacific Time, on the Termination Date.

3. Continuation of Benefits After the Termination Date. Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Termination Date, the Executive will no longer be eligible for, receive, accrue, or participate in any other benefits or benefit plans provided by the Company and its Related Entities, including, without limitation, medical, dental and life insurance benefits, and the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive the Executive’s right to any vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the plan.

4. Payments Upon Termination. Executive will be entitled to receive payment of the following: (i) all earned but unpaid compensation (including expense reimbursements) through the date of termination; (ii) accrued but unused vacation paid to the extent required by applicable law through the date of termination; (iii) any benefits to which he or his estate may be entitled pursuant to the Company’s benefit plans; and (iv) when otherwise due, any unpaid cash bonus payments earned and payable with respect to the fiscal year immediately preceding the date of termination, under the respective terms of the plans or arrangements providing for such bonuses. The provisions of this Agreement shall not waive or terminate any rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws or separate indemnification agreement, as applicable.

5. Medical Insurance. The Company shall provide reimbursement of insurance premiums payable to continue Executive’s group health (for Executive and his spouse and eligible dependents), at the level in effect and upon substantially the same terms and conditions as existed under applicable insurance plans immediately prior to the Termination Date (including without limitation contributions required by Executive, if any, for such benefits), for the first 12 months following the Termination Date, including coverage pursuant to the provisions of COBRA, if applicable.

6. Severance Payments. In return for the Executive’s promises in this Agreement, the Company will provide Executive with a severance payment of an amount equal to the Base Salary Executive would have earned over the next 12 months (the “Severance Period”) (less necessary withholdings and authorized deductions) at Executive’s then current Base Salary rate (“Severance Payment”), provided, however, that, , subject to Section 24 below, this Severance Payment will be distributed to Executive as (a) a lump sum amount equal to 1/12th of the Severance Payment 30 days after the date Executive’s employment terminated; and (b) the balance of the Severance Payment shall be paid in approximately equal installments over the remainder of the Severance Period on the Company’s regular paydays commencing on the first regular payday of the second month following the termination of Executive’s employment.

7. Bonus. In return for the Executive’s promises in this Agreement, the Company will provide the Executive with a payment (less necessary withholdings and authorized deductions) in an amount equal to [the pro-rata portion of any bonus payments that would have been due to the Executive under Section 3(b) of the Employment Agreement for the fiscal year in which the termination occurred, calculated as the product of the amount of the bonus that the Executive would have earned had the Executive remained employed as of the eligibility date for the fiscal year in which the termination occurred multiplied by a fraction, the numerator equal to the number days from the start of the applicable fiscal year through the Termination Date, and the denominator being 365,] [or] [an amount equal to 100% of the target amount of incentive bonuses under Section 3(b) of the Employment Agreement as in effect for the fiscal year during which such termination occurred.] Such amounts payable under this Section 7 shall be paid in a lump sum promptly after the date that all bonus payments are made to other eligible employees for the applicable period, subject to Section 24 below.

8. Stock Options and Restricted Stock. The number of outstanding unvested stock options and restricted stock previously granted to Executive that would have vested prior to the expiration of the Severance Period if Executive remained employed by the Company during that period shall vest and become exercisable, and the post-termination exercise period for all of Executive’s stock options shall be extended until the one-year anniversary of the Termination Date (or their expiration date if earlier).

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9. Effect of Revocation or Subsequent Employment.

(a) If Executive properly revokes this Agreement in accordance with Section 16 below, Executive shall not be entitled to receive the payments and benefits under Sections 5 – 8, above.

(b) If the Executive accepts any employment not prohibited by Section 20, below, any time prior to the expiration of the Severance Period, the Company’s obligation to reimburse premiums for insurance coverage under COBRA or otherwise will be extinguished as of the date the Executive begins receiving coverage under the group health plan of the Executive’s new employer. If the Executive accepts employment prohibited by Section 20, below, the Company’s obligation to pay premiums for insurance under COBRA or otherwise will be immediately extinguished, and the other remedies specified in Section 20, below, shall apply.

10. Acknowledgement of Total Compensation and Indebtedness. The Executive acknowledges and agrees that the cash payments and option/stock acceleration under Sections 4 through 8 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that the Executive claims or could claim to have earned or claims or could claim is owed to him as a result of his employment by the Company and its Related Entities through the Termination Date, under the Employment Agreement or otherwise. Notwithstanding the foregoing, the parties acknowledge and agree that the provisions of this Section 10 shall not terminate any rights to payments Executive may have under (i) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws or separate indemnification agreement, as applicable, (ii) the provisions of Sections 24 and 25 of this Agreement, and (iii) stock option agreements and/or restricted stock agreements granted by the Company to the Executive.

11. Tax Consequences. The Executive acknowledges that (a) the Company has not made any representations to him about, and that he has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement and/or his exercise of any stock options, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code, and (b) he has or will consult with his own tax advisors as to any such tax consequences.

12. Status of Related Agreements and Future Employment.

(a) Agreements Between the Executive and the Company. The Executive and the Company agree that, in addition to this Agreement, the Employment Agreement, indemnification agreements by the Company in favor of Executive, and stock option and/or restricted stock agreements granted to the Executive by the Company are the only other executed agreements between the Company and the Executive relating to the Executive’s employment.

(b) Employment Agreement. The parties agree that the Employment Agreement shall be terminated as of the Termination Date. Notwithstanding the termination of the Employment Agreement, the Executive acknowledges that the duties and obligations set forth in Section 6 of the Employment Agreement (in addition to other Sections of the

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Employment Agreement as specified in Section 21 of the Employment Agreement) extend beyond the Termination Date. In the event that any provision of this Agreement conflicts with Section 6 of the Employment Agreement, the terms and provisions of the section(s) providing the greatest protection to the Company and its Related Entities shall control.

13. Release by the Executive. Except for any obligations or covenants of the Company pursuant to this Agreement and as otherwise expressly provided in this Agreement, the Executive, for himself and his heirs, executors, administrators, assigns, successors and agents (collectively, the “Executive’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company and its Related Entities, and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Company Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which the Executive or any of the Executive’s Affiliates has or may have or may claim to have against the Company Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date (“Claims”), including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to the recruitment, hiring, employment, relocation, remuneration, investigation, or termination of the Executive by any of the Company Releasees, the Executive’s tenure as an employee and/or an officer of any of the Company Releasees, any agreement or compensation arrangement between the Executive and any of the Company Releasees (including, without limitation, the Employment Agreement), or any act or occurrence in connection with any actual, existing, proposed, prospective or claimed ownership interest of any nature of the Executive or the Executive’s Affiliates in equity capital or rights in equity capital or other securities of any of the Company Releasees, to the maximum extent permitted by law, except that Executive does not release any claims which may not be released herein as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, claims that may be adjudicated before the California Workers’ Compensation Appeals Board, and claims for vested benefits. The Executive specifically and expressly releases any Claims arising out of or based on: the California Fair Employment and Housing Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act; the National Labor Relations Act, as amended; the Equal Pay Act; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws, and other provisions of the California Labor Code, to the extent these may be released herein as a matter of law; or any other state or federal law, rule, or regulation dealing with the employment relationship or operating a publicly held business, except those claims which may not be released herein as a matter of law. Nothing contained in this Section 13 or any other provision of this Agreement shall release or waive any right that Executive has to indemnification and/or reimbursement of expenses by the Company and its Related Entities with respect to which Executive may be eligible as provided in California Labor Code Section 2802, the Company and its Related Entities’ Certificates of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, or any indemnification agreements; nor prevent Executive from cooperating in an investigation by the Equal Employment Opportunity Commission (“EEOC”) or from filing an EEOC charge other than for personal relief. Nothing contained in this Section 13 or any other provision of this Agreement shall release or waive any right or benefit that Executive has under any stock option or restricted stock agreement granted to Executive by any of the Company and its Related Entities.

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14. Waiver of Civil Code Section 1542.

(a) The Executive understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected, which may be released as a matter of law. The Executive expressly waives and relinquishes any and all rights he may have under California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(b) The Executive expressly waives and releases any rights and benefits which he has or may have under any similar law or rule of any other jurisdiction. It is the intention of each party through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

15. Release of Federal Age Discrimination Claims by the Executive. The Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the Company Releasees regarding any actions which occurred prior to the date that Executive signed this Agreement, except that Executive is not prevented from cooperating in an investigation by the EEOC or from filing an EEOC charge other than for personal relief.

16. Review and Revocation Rights. The Executive hereby is advised of the following:

(a) The Executive has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

(b) The Executive has twenty-one (21) days from his receipt of this Agreement to consider it; and

(c) The Executive has seven (7) days after signing this Agreement to revoke this Agreement, and this Agreement will not be effective until that revocation period has expired without exercise. The Executive agrees that in order to exercise his right to revoke this Agreement within such seven (7) day period, he must do so in a signed writing delivered to the Company’s General Counsel before the close of business on the seventh calendar day after he signs this Agreement.

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17. Confidentiality of Agreement. After the execution of this Agreement by the Executive, neither the Executive, his attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement (other than to state that the Company has filed this Agreement and/or agreements related thereto as public documents) or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by Executive to his attorney, tax advisors and/or immediate family members, or as may be required by law.

18. No Filings. The Executive represents that he has not filed any lawsuits, claims, charges or complaints, which are pending as of the date hereof, against the Company Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Agreement and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of the Executive based upon events occurring prior to the execution of this Agreement, the Executive will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice. It shall not be a breach of this Section 18 for Executive to testify truthfully in any judicial or administrative proceeding.

19. Confidential and Proprietary Information. The Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company and its Related Entities (including, without limitation, projection programs, business plans, business matrix programs (i.e., measurement of business), strategic financial projections, certain financial information, shareholder information, product design information, marketing plans or proposals, personnel information, customer lists and other customer information) are the sole property of the Company and its Related Entities and constitute Proprietary Information as defined in Section 6 of the Employment Agreement. The Executive represents and warrants that he has returned all files, customer lists, financial information and other property of the Company and its Related Entities that were in the Executive’s possession or control without retaining copies thereof. The Executive further represents and warrants that he does not have in his possession or control any files, customer lists, financial information or other property of the Company and its Related Entities. In addition to his promises in Section 6 of the Employment Agreement, the Executive agrees that he will not disclose to any person or use any such information, observations or data without the written consent of the Chief Executive Officer or Board of Directors of the Company. If the Executive is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if he is contacted by any third person requesting such information, he will notify the Company’s Chief Executive Officer as soon as is reasonably practicable after receiving notice and will reasonably cooperate with the Company and its Related Entities in minimizing the disclosure thereof; provided, that nothing in this Agreement will affect Executive’s obligations to testify truthfully in response to any subpoena or other legally required discovery proceeding.

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20. Prohibited Activities.

(a) Non-Solicitation, Non-Interference. The Executive agrees that for the Severance Period he will not to induce or attempt to induce any then existing employee or contractor to leave their employment with or service to the Company (including affiliates), or to employ or seek to employ any such person who was employed by or a consultant to the Company during the preceding three (3) months, provided that the latter restriction shall not apply with respect to any person involuntarily terminated by the Company, and provided further that this exception shall not release any such person from his/her obligations to the Company (including affiliates).

(b) No Work For Certain Key Competitors. The Executive acknowledges that work for certain of the Company’s key competitors necessarily will place the Company’s Proprietary Information at the greatest risk of use or disclosure and that such use or disclosure would result in serious harm to the Company. Therefore, the Executive agrees that for the Severance Period he will not perform any executive management, technical design or supervisory services in the United States for the Company’s key competitors as set forth in Exhibit B to the Employment Agreement.

(c) Scope of Restrictions. The Executive agrees that the restrictions in Subsections (a) and (b), above, are reasonable and necessary to protect the Company’s trade secrets and that they do not foreclose the Executive from working in the printed circuit board manufacturing and assembly industry generally or for any employer outside of the United States, but only from working for key competitors in the United States that will necessarily place the Company’s trade secrets at the greatest risk of use or disclosure. To the extent that any of the provisions in this Section 20 are held to be overly broad or otherwise unenforceable at the time enforcement is sought, the Executive agrees that the provision shall be reformed and enforced to the greatest extent permissible by law. The Executive further agrees that if any portion of this Section 20 is held to be unenforceable, that the remaining provisions of it shall be enforced as written.

21. Remedies. In the event of a breach of any provision of this Agreement by the Executive, including Sections 17, 18, 19 and 20 the Executive shall forfeit, and the Company and its Related Entities may cease paying, any unpaid installments of the Severance Payment and providing any further benefits, including stock vesting, under Sections 5 through 8, above, and the Company and its Related Entities shall, without excluding other remedies available to them, be entitled to an award in the amount of all installments of the Severance Payment made by the Company to the Executive. To the extent there is any conflict between Section 6 of the Employment Agreement and this Section 21, the provisions of Section 6 of the Employment Agreement shall control.

22. Cooperation Clause.

(a) To facilitate the orderly conduct of the Company and its Related Entities’ businesses, for the Severance Period, the Executive agrees to cooperate, at no charge, with the Company and its Related Entities’ reasonable requests for information or assistance related to the time of his employment.

(b) For the Severance Period, the Executive agrees to cooperate, at no charge, with the Company’s and its Related Entities’ and its or their counsel’s reasonable requests for information or assistance related to (i) any investigations (including internal investigations) and audits of the Company and its Related Entities’ management’s current and past conduct and

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business and accounting practices and (ii) the Company and its Related Entities’ defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which the Executive was engaged in employment with the Company and its Related Entities. The Company will promptly reimburse Executive for his reasonable, customary and documented out-of-pocket business expenses in connection with the performance of his duties under this Section 22. Except as required by law or authorized in advance by the Board of Directors of the Company, the Executive will not communicate, directly or indirectly, with any third party other than Executive’s legal counsel, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company and its Related Entities or any of their directors or officers is being contemplated, concerning the management or governance of the Company and its Related Entities, the operations of the Company and its Related Entities, the legal positions taken by the Company and its Related Entities, or the financial status of the Company and its Related Entities. If asked about any such individuals or matters, the Executive shall say: “I have no comment,” and shall direct the inquirer to the Company. The Executive acknowledges that any violation of this Section 22 will result in irreparable harm to the Company and its Related Entities and will give rise to an immediate action by the Company and its Related Entities for injunctive relief.

23. No Future Employment. The Executive understands that his employment with the Company and its Related Entities will irrevocably end as of the Termination Date and will not be resumed at any time in the future. The Executive agrees that he will not apply for, seek or accept employment by the Company and its Related Entities at any time, unless invited to do so by the Company and its Related Entities.

24. Section 409A Compliance.

(a) If any amounts that become due under this Agreement on account of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A (“Section 409A”), payment of such amounts shall not commence until Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time of Executive’s separation from service, Executive is a “specified employee” (under Internal Revenue Code Section 409A), any such amounts will not be paid until the first business day of the seventh month after Executive’s separation from service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Employee shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Executive shall receive any remaining benefits as if there had not been an earlier delay.

(b) This Agreement is intended to comply with or be exempt from Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Section 409A. To the extent that any regulations or other guidance issued under Section 409A (after application of the previous sentence) would result Executive being subject to the payment of interest or any additional tax under Section 409A, the

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parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which such amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by Executive and the Company, provided it does not increase the overall expense to the Company in providing the benefits.

25. Non-disparagement. Executive agrees not to disparage or otherwise publish or communicate derogatory statements about the Company and its Related Entities and any director, officer or manager and/or the products and services of these entities to any third party. The Company, on behalf of itself and its Related Entities, agrees not to authorize or condone derogatory or disparaging statements about the Executive to any third party, including by press release or other formally released announcement. Neither truthful testimony in a judicial or administrative proceeding nor factually accurate statements in legal or public filings shall violate this provision.

26. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

27. Dispute Resolution. The parties hereby agree that all disputes, claims or controversies arising from or otherwise in connection with this Agreement (except for injunctive relief sought by either party) between them and between Executive and any of the Company’s affiliated entities and the successor of all such entities, and any director, shareholder or employee of the Company will be resolved in accordance with Section 12 of the Employment Agreement, except for its attorneys’ fee provision.

28. Attorneys’ Fees. Except as otherwise provided herein, in any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

29. Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

30. Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

31. Entire Agreement. This Agreement represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.

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32. Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

33. Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

34. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.

35. Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but the Executive’s rights under this Agreement are not assignable, except to his estate.

36. Notice. Al All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered or delivered by overnight courier; (b) if sent by telecopy or facsimile (except for legal process); or (c) if mailed by overnight or by first class, United States certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Company:	DDi Corp.
1220 Simon Circle
Anaheim, California 92806
Attn: General Counsel
Fax No. (714) 688-7644

If to Executive:	Gerald P. Barnes
________________________________
________________________________
Fax No: _________________________

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third business day after being sent by first class, United States certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by telecopy or facsimile machine during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by telecopy or facsimile machine at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

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37. Miscellaneous Provisions.

(a) The parties represent that they have read this Agreement and fully understand all of its terms; that they have conferred with their attorneys, or have knowingly and voluntarily chosen not to confer with their attorneys about this Agreement; that they have executed this Agreement without coercion or duress of any kind; and that they understand any rights that they have or may have and sign this Agreement with full knowledge of any such rights.

(b) Both parties have participated in the drafting of this Agreement with the assistance of counsel to the extent they desired. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular must be construed to have been used in the plural, and vice versa, and each gender must include any other gender. The captions of the Sections of this Agreement are for convenience only and must not affect the construction or interpretation of any of the provision herein.

(c) Each provision of this Agreement to be performed by a party hereto is both a covenant and condition, and is a material consideration for the other party’s performance hereunder, and any breach thereof by the party will be a material default hereunder. All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement are cumulative and no one of them is exclusive of any other. Time is of the essence in the performance of this Agreement.

(d) Each party acknowledges that no representation, statement or promise made by any other party, or by the agent or attorney of any other party, except for those in this Agreement, has been relied on by him or it in entering into this Agreement.

(e) Unless expressly set forth otherwise, all references herein to a “day” are deemed to be a reference to a calendar day. All references to “business day” mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Orange County, California. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.

(f) Each party to this Agreement will cooperate fully in the execution of any and all other documents and in the completion of any additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO THE EXECUTIVE, HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

COMPANY:	DDi CORP.

By:
Name:
Title:

EXECUTIVE:
Gerald P. Barnes

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Exhibit B

KEY COMPETITORS

Merix

M-Flex

Flextronics

Sanmina

TTM

Via Systems

Amphenol

Endicott Interconnect Technologies